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                                                                    Exhibit 99.2

                                         Contact:  Sandra Menta
                                         610-738-6376

FOR IMMEDIATE RELEASE
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                    CEPHALON TO SETTLE SECURITIES LITIGATION

     West Chester, PA June 7, 1999 Cephalon, Inc. (Nasdaq: CEPH) announced today that it has agreed to the terms of a proposed settlement of securities litigation filed in 1996 following the announcements of results of clinical studies of MYOTROPHIN(R) (mecasermin) Injection for the treatment of amyotrophic lateral sclerosis (ALS or Lou Gehrig's disease). The settlement is conditioned upon final approval of the U.S. District Court for the Eastern District of Pennsylvania.

     The agreement requires that the company pay a total of $17.0 million in full settlement of the action, inclusive of attorneys fees and expenses. Of this amount, $7.5 million will be paid by the company's directors' and officers' liability insurance carriers; the remaining $9.5 million will be paid by the company, which may issue up to 500,000 shares of its common stock in connection with the settlement. The company has incurred charges to earnings during prior reporting periods sufficient to cover the costs of the settlement.

     Cephalon, Inc., headquartered in West Chester, PA, is an international biopharmaceutical company dedicated to the discovery, development and marketing of products to treat neurological disorders, sleep disorders and cancer.


     In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on our research programs, development of potential pharmaceutical products, prospects for regulatory approval, manufacturing development and capabilities, market prospects for our products, sales and earnings projections, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" or other words and terms of similar meaning. Our performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties such as those set forth below and in our reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you are cautioned not to place too much reliance on any such factors or forward-looking statements. Furthermore, we do not intend (and we are not obligated) to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. This discussion is permitted by the Private Securities Litigation Reform Act of 1995.

     NOTE: Cephalon's press releases are posted on the Internet at the company's Web site at http://www.cephalon.com. They are also available by fax
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24 hours a day at no charge by calling PR Newswire's Company News On-Call at
800-758-5804, extension 134563.

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